SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
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                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


        Date of Report (Date of earliest event reported): April 15, 2004


                             CIMETRIX, INCORPORATED
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             (Exact name of Registrant as specified in its charter)


           Nevada                     0-16454                   87-0439107
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 State or other jurisdiction     Commission File No.           IRS Employer
      of Incorporation                                      Identification No.



           6979 South High Tech Drive, Salt Lake City, Utah 84047-3757
                    (Address of principal executive offices)

       Registrant's telephone number, Including Area Code: (801) 256-6500



                                 Does Not Apply
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           Former name or former address, if changed since last report




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ITEM 5.  Other Events.

     On April 8, 2004, a judgment was entered by the United States District Court for the Middle District of Florida in favor of Puma Foundation, Ltd., a Bermuda limited liability company ("Puma"), and against Cimetrix, Inc. (the "Company"), in the amount of $200,826 plus interest at the rate of 1.23% per annum, costs and attorney's fees. The judgment resulted from a lawsuit that Puma brought against the Company to obtain payment on a $500,000 10% Senior Note due September 30, 2002. The note was originally issued by the Company to Loving Spirit Foundation, a Florida foundation ("Loving Spirit"), which subsequently transferred the note to Puma. The President of Puma and Loving Spirit is Terri Steffen, the wife of Paul A. Bilzerian, the former President and Chief Executive Officer of the Company.

     Puma had brought a complaint against the Company on January 16, 2003 for payment of the $500,000 10% Senior Note, plus accrued interest thereon. The Company's position was that the note was not a valid 10% Senior Note and, as a result, the Company was obligated to repay $500,000 with interest to Puma, but the interest should be at the market rate rather than 10% per annum, the rate payable on the 10% Senior Notes. Prior to trial, the Company tendered payment in the amount of $376,674 to Puma, $250,000 of which had been previously set aside in a trust account. The Company had deposited the $250,000 into a trust account to be held for payment on the $500,000 10% Senior Note held by Puma.

     The Company intends to pay the amount of the judgment from its working capital. Once the judgment has been paid in full, the Company will have no further obligation to Puma or Loving Spirit. Other than this lawsuit, the Company is not currently involved with any other litigation against it or any of its officers, directors or employees.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        CIMETRIX, INCORPORATED
                                             (Registrant)



Date: April 15, 2004.                   By:/S/ Robert H. Reback
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                                           Robert H. Reback
                                           President and Chief Executive Officer